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                                                                     EXHIBIT 11

                        FEDERATED DEPARTMENT STORES, INC.
         EXHIBIT OF PRIMARY AND FULLY DILUTED EARNINGS (LOSS) PER SHARE
                      (THOUSANDS, EXCEPT PER SHARE FIGURES)
                                                 13 Weeks Ended                                   39 Weeks Ended
                                   November 1, 1997             November 2, 1996       November 1, 1997         November 2,1996
                                Shares        Income       Shares        Income     Shares       Income      Shares           Loss
Net income (loss) and average
 number of shares outstanding   209,541      $105,114      207,820      $ 41,801    208,947      $156,870    207,398      $(23,338)
Earnings (loss) per share               $ .50                      $ .20                    $ .75                   $(.11)

PRIMARY COMPUTATION:
 Average number of common
  share equivalents:
   Shares to be issued to the
     U.S. Treasury                    -                         40                        -
   Deferred compensation plan       320                        237                      310
   Warrants                       6,588                      3,074                    4,894
   Stock options                  2,373             -        1,580             -      1,895             -           -            -
     Adjusted number of common
      and common equivalent
      shares outstanding
      and adjusted net
      income (loss)             218,822       105,114      212,751        41,801    216,046       156,870    207,398       (23,338)
     Primary earnings (loss)
      per share                         $ .48                      $ .20                    $ .73                   $(.11)

FULLY DILUTED COMPUTATION:
 Additional adjustments to a
  fully diluted basis:
   Convertible notes             10,239         2,593                                10,239         7,778
      Warrants                      244                                                 807
   Stock options                     93             -            -             -        313             -          -             -
     Adjusted number of shares
      outstanding and net income
      (loss) on a fully diluted
      basis                     229,398      $107,707      212,751       $41,801    227,405      $164,648    207,398      $(23,338)
     Fully diluted earnings (loss)
      per share                         $ .47                      $ .20                    $ .72                   $(.11)


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